November 1, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Globalink, Inc.
                  Registration Statement
                  ----------------------
Dear Sir/Madam:

         We are corporate and securities counsel to Globalink, Inc. (the "Company"), a Delaware corporation, in connection with the registration on Form S-3 of 638,613 shares of the Company's Common Stock (the "Common Stock").

         We hereby advise that, in our opinion, the shares of Common Stock, the Public Warrants and the shares of Common Stock underlying the Public Warrants have been duly authorized by all necessary corporate acts of the Company, and are legally and validly issued, fully-paid and non-assessable.

         We consent to the use of our firm's name under the heading "Legal Matters" in the Registration Statement, and any amendments thereto, filed with the Securities and Exchange Commission in connection with the above-referenced offering.

                                           Very truly yours,


                                           /s/ John S. Stoppelman


                                           John S. Stoppelman